News Release

For Immediate Release:	For More Information,
October 24, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $13.1 million, or $0.53 per diluted common share, for the three months ended September 30, 2017, an increase of 130% in earnings per share from the $4.6 million, or $0.23 per diluted common share, recorded in the third quarter of 2016. For the nine months ended September 30, 2017, the Company recorded net income available to common shareholders of $31.8 million, or $1.33 per diluted common share, an increase of 43.0% in earnings per share from the $19.0 million, or $0.93 per diluted common share, for the nine months ended September 30, 2016.

The third quarter of 2016 results were impacted by two non-recurring items that impacted diluted earnings per share negatively by a net of $0.17 – 1) the Company’s termination of its loss share agreements with the FDIC, which resulted in the Company recording additional indemnification asset expense of $5.7 million during the three months ended September 30, 2016, and 2) an exchange of branches with another community bank that resulted in a gain of $1.4 million.

Comparisons for the financial periods presented are significantly impacted by the Company’s March 3, 2017 acquisition of Carolina Bank Holdings, Inc., the parent company of Carolina Bank, which operated eight branches and three mortgage loan offices, primarily in the Triad region of North Carolina. As of the acquisition date, Carolina Bank had total assets of $682 million, including $497 million in loans and $585 million in deposits.

On October 1, 2017, the Company acquired ASB Bancorp, Inc., the parent company of Asheville Savings Bank, SSB, headquartered in Asheville, North Carolina (“Asheville Savings Bank”), which operated through 13 branches in the Asheville area. As of the acquisition date, Asheville Savings Bank reported total assets of approximately $798 million, including $617 million in loans and $679 million in deposits. Because this transaction closed in the fourth quarter, the financial position and earnings for Asheville Savings Bank are not included in the Company’s results for this quarter.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2017 was $41.6 million, a 37.2% increase from the $30.4 million recorded in the third quarter of 2016. Net interest income for the first nine months of 2017 amounted to $115.9 million, a 25.8% increase from the $92.1 million recorded in the comparable period of 2016. The increase in net interest income was primarily due to higher amounts of loans outstanding as a result of internal growth, as well as the acquisition of Carolina Bank.

Also contributing to the increase in net interest income was a higher net interest margin for the period. The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) experienced its fourth consecutive quarter of expansion and amounted to 4.16% for the third quarter of 2017 compared to 3.93% for the third quarter of 2016. For the nine month period ended September 30, 2017, the Company’s net interest margin was 4.11% compared to 4.07% for the same period in 2016. Asset yields have increased primarily as a result of three Federal Reserve interest rate increases during the past year. Funding costs have also increased, but to a lesser degree.

The net interest margins for both periods were also impacted by higher amounts of loan discount accretion associated with acquired loan portfolios. The Company recorded loan discount accretion amounting to $1.7 million in the third quarter of 2017, compared to $0.8 million in the third quarter of 2016. For the first nine months of 2017 and 2016, loan discount accretion amounted to $5.1 million and $3.6 million, respectively. The increase in loan discount accretion is primarily due to the loan discounts recorded in the acquisition of Carolina Bank. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s net interest margin was 3.99% for the third quarter of 2017, compared to 3.88% for the second quarter of 2017 and 3.82% for the third quarter of 2016. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded no provision for loan losses in the third quarters of 2017 or 2016. For the nine months ended September 30, 2017, the Company recorded total provision for loan losses of $0.7 million compared to a total negative provision for loan losses of $23,000 in the same period of 2016.

The Company’s provision for loan loss levels have been impacted by continued improvement in asset quality. Nonperforming assets amounted to $53.0 million at September 30, 2017, a decrease of 24.4% from the $70.2 million one year earlier. The Company’s nonperforming assets to total assets ratio was 1.16% at September 30, 2017 compared to 1.98% at September 30, 2016. Also, the Company’s provision for loan loss levels were impacted by lower net loan charge-offs in 2017. The Company experienced net loan recoveries of $0.1 million for the first nine months of 2017, compared to net loan charge-offs of $2.9 million for the first nine months of 2016. The ratio of annualized net charge-offs to average loans for the nine months ended September 30, 2017 was 0.00%, compared to 0.15% for the same period of 2016.

Noninterest Income

Total noninterest income was $12.4 million and $5.2 million for the three months ended September 30, 2017 and September 30, 2016, respectively. For the nine months ended September 30, 2017, noninterest income amounted to $34.0 million compared to $16.1 million for the same period of 2016.

Core noninterest income for the third quarter of 2017 was $12.8 million, an increase of 31.2% from the $9.8 million reported for the third quarter of 2016. For the first nine months of 2017, core noninterest income amounted to $34.2 million, a 35.4% increase from the $25.3 million recorded in the comparable period of 2016. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The primary reason for the increase in core noninterest income in 2017 was the acquisition of Carolina Bank, as well as income derived from the Company’s SBA consulting fees and SBA loan sale gains, which began in the second and third quarters of 2016.

Fees from presold mortgage loans increased to $1.8 million for the third quarter of 2017 from $0.7 million in the third quarter of 2016. For the first nine months of 2017, fees from presold mortgage loans increased to $4.1 million from the $1.5 million recorded in the comparable period of 2016. The increases were primarily due to the acquisition of Carolina Bank in March 2017, which had a significant mortgage loan operation.

Commissions from sales of insurance and financial products amounted to $1.4 million in the third quarter of 2017 compared to $1.0 million in the third quarter of 2016. The increase was primarily due to the acquisition of an insurance agency during the third quarter of 2017 – see additional discussion below.

In the three and nine months ended September 30, 2017, the Company recorded no indemnification asset expense compared to $5.7 million and $10.3 million in indemnification asset expense in the three and nine months ended September 30, 2016, respectively. In 2016, indemnification asset expense arose from loss-share agreements with the FDIC associated with two failed banked acquisitions. The loss-share agreements were terminated in September 2016, and thus all indemnification asset income/expense ceased at that time.

Other gains and losses for the 2017 periods presented represent the net effects of miscellaneous gains and losses that are non-routine in nature. In the third quarter of 2016, the Company recorded a net gain of $1.4 million as a result of a branch exchange transaction.

Noninterest Expenses

Noninterest expenses amounted to $34.4 million in the third quarter of 2017 compared to $27.7 million recorded in the third quarter of 2016. Noninterest expenses for the nine months ended September 30, 2017 amounted to $101.5 million compared to $78.6 million in 2016. The majority of the increase in noninterest expenses in 2017 relates to the Company’s acquisition of Carolina Bank.

Salaries expense increased to $16.6 million in the third quarter of 2017 from the $13.4 million recorded in the third quarter of 2016. Salaries expense for the first nine months of 2017 amounted to $46.8 million compared to $37.5 million in 2016. The primary reason for the increase in salaries expense in 2017 was the addition of personnel acquired in the Carolina Bank acquisition. Also impacting salaries expense is the continued growth of the Company’s SBA consulting firm and SBA lending division.

Employee benefits expense was $3.4 million in the third quarter of 2017 compared to $2.6 million in the third quarter of 2016. For the first nine months of 2017, employee benefits expense amounted to $10.7 million compared to $7.9 million in 2016. This increase in 2017 was primarily due to the acquisition and growth initiatives discussed above.

Merger and acquisition expenses amounted to $1.3 million and $0.6 million for the three months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017 and 2016, merger and acquisition expenses amounted to $4.8 million and $1.3 million, respectively. Merger and acquisition expenses represent transaction related costs associated primarily with the acquisitions of Carolina Bank and Asheville Savings Bank.

The total noninterest expenses in the third quarter of 2017 were $34.4 million compared to the $35.1 million recorded in the second quarter of 2017. As discussed below, on August 4, 2017, the Company completed the system data conversion of the Carolina Bank customer accounts, which resulted in cost efficiencies realized in the second half of the quarter.

Balance Sheet and Capital

Total assets at September 30, 2017 amounted to $4.6 billion, a 29.8% increase from a year earlier. Total loans at September 30, 2017 amounted to $3.4 billion, a 29.4% increase from a year earlier, and total deposits amounted to $3.7 billion at September 30, 2017, a 25.4% increase from a year earlier.

In addition to the growth realized from the acquisition of Carolina Bank in March 2017, the Company has experienced strong organic loan and deposit growth during 2017. For the first nine months of 2017, organic loan growth (i.e. excluding loan balances assumed from Carolina Bank) amounted to $221.7 million, or 10.9% annualized. For the first nine months of 2017, organic deposit growth amounted to $118.5 million, or 5.4% annualized. The strong growth was a result of ongoing internal initiatives to drive loan and deposit growth, including the Company’s recent expansion into higher growth markets. The loan growth noted above has been driven by the recently-entered North Carolina markets of Charlotte, Raleigh, and the Triad.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at September 30, 2017 of 12.48%, a decline from 13.49% at September 30, 2016, but still in excess of the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.95% at September 30, 2017, a decrease of eight basis points from a year earlier. The decreases in the capital ratios are primarily due to the acquisition of Carolina Bank.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented on today’s report, “I am pleased to report another quarter of strong earnings and growth. We continue to see good results from our strategic initiatives. Upon the closing of the acquisition of Asheville Savings Bank on October 1, 2017, First Bank’s total assets exceeded $5 billion with over 100 branches and further strengthened our position as the leading community bank in the Carolinas.” Mr. Moore continued, “We welcome our new associates, shareholders, and customers of Asheville Savings Bank, and thank you for the privilege to serve you.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On August 4, 2017, the Company converted the data processing systems of Carolina Bank to First Bank, and the former Carolina Bank branches now fully operate under the name “First Bank.” As part of this conversion, the Company consolidated four branches into two branches in Winston-Salem and consolidated two branches into one branch in Asheboro.

•	On September 1, 2017, the Company completed the acquisition of Bear Insurance Service, an insurance agency headquartered in Albemarle, North Carolina, with four locations in Stanly, Cabarrus, and Montgomery counties. This acquisition provided the Company the opportunity to enhance its insurance product offerings, as well as complementing its insurance agency operations in these markets and the surrounding areas. In 2016, Bear Insurance Service recorded approximately $4 million in annual insurance commissions.

•	On September 15, 2017, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 25, 2017 to shareholders of record on September 30, 2017. This is the same dividend rate as the Company declared in the third quarter of 2016.

•	On October 1, 2017, the Company acquired ASB Bancorp, Inc., the parent company of Asheville Savings Bank, headquartered in Asheville, North Carolina, which operated through 13 branches in the Asheville area. As of the acquisition date, Asheville Savings Bank had total assets of $798 million, including $617 million in loans and $679 million in deposits. In connection with the acquisition, the Company paid a total of $17.9 million in cash and issued 4.9 million shares of First Bancorp common stock to the shareholders of ASB Bancorp, Inc. The conversion of Asheville Savings Bank’s computer systems to First Bank’s systems is scheduled to occur in March 2018. Until that time, the acquired branches will continue to operate under the name “Asheville Savings Bank.”

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 104 branches in North Carolina and South Carolina. First Bank also operates three mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$41,549	29,919
Interest on investment securities	2,403	2,123
Other interest income	1,059	213
Total interest income	45,011	32,255	39.5%
Interest expense
Interest on deposits	1,910	1,254
Interest on borrowings	1,462	647
Total interest expense	3,372	1,901	77.4%
Net interest income	41,639	30,354	37.2%
Provision (reversal) for loan losses	—	—	n/m
Net interest income after provision for loan losses	41,639	30,354	37.2%
Noninterest income
Service charges on deposit accounts	2,945	2,710
Other service charges, commissions, and fees	3,468	2,996
Fees from presold mortgage loans	1,842	710
Commissions from sales of insurance and financial products	1,426	969
SBA consulting fees	864	1,178
SBA loan sale gains	1,692	694
Bank-owned life insurance income	579	514
Foreclosed property gains (losses), net	(216)	(266)
FDIC indemnification asset expense, net	—	(5,711)
Securities gains (losses), net	—	—
Other gains (losses), net	(238)	1,363
Total noninterest income	12,362	5,157	139.7%
Noninterest expenses
Salaries expense	16,550	13,430
Employee benefit expense	3,375	2,608
Occupancy and equipment related expense	3,509	2,909
Merger and acquisition expenses	1,329	600
Intangibles amortization expense	902	387
Other operating expenses	8,719	7,784
Total noninterest expenses	34,384	27,718	24.0%
Income before income taxes	19,617	7,793	151.7%
Income tax expense	6,531	3,115	109.7%
Net income	13,086	4,678	179.7%
Preferred stock dividends	—	(58)

Net income available to common shareholders	$13,086	4,620	183.2%

Earnings per common share – basic	$0.53	0.23	130.4%
Earnings per common share – diluted	0.53	0.23	130.4%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$41,639	30,354
Tax-equivalent adjustment (1)	702	534
Net interest income, tax-equivalent	$42,341	30,888	37.1%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$114,908	90,301
Interest on investment securities	7,099	6,784
Other interest income	2,299	612
Total interest income	124,306	97,697	27.2%
Interest expense
Interest on deposits	5,044	3,860
Interest on borrowings	3,411	1,750
Total interest expense	8,455	5,610	50.7%
Net interest income	115,851	92,087	25.8%
Provision (reversal) for loan losses	723	(23)	n/m
Net interest income after provision for loan losses	115,128	92,110	25.0%
Noninterest income
Service charges on deposit accounts	8,525	7,960
Other service charges, commissions, and fees	10,195	8,869
Fees from presold mortgage loans	4,121	1,491
Commissions from sales of insurance and financial products	3,304	2,844
SBA consulting fees	3,174	1,898
SBA loan sale gains	3,241	694
Bank-owned life insurance income	1,667	1,526
Foreclosed property gains (losses), net	(439)	(189)
FDIC indemnification asset expense, net	—	(10,255)
Securities gains (losses), net	(235)	3
Other gains (losses), net	493	1,237
Total noninterest income	34,046	16,078	111.8%
Noninterest expenses
Salaries expense	46,799	37,465
Employee benefit expense	10,709	7,892
Occupancy and equipment related expense	10,258	8,484
Merger and acquisition expenses	4,824	1,286
Intangibles amortization expense	2,509	834
Other operating expenses	26,441	22,677
Total noninterest expenses	101,540	78,638	29.1%
Income before income taxes	47,634	29,550	61.2%
Income tax expense	15,839	10,396	52.4%
Net income	31,795	19,154	66.0%
Preferred stock dividends	—	(175)

Net income available to common shareholders	$31,795	18,979	67.5%

Earnings per common share – basic	$1.34	0.95	41.1%
Earnings per common share – diluted	1.33	0.93	43.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$115,851	92,087
Tax-equivalent adjustment (1)	1,979	1,510
Net interest income, tax-equivalent	$117,830	93,597	25.9%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2017	2016	2017	2016
Return on average assets (1)	1.15%	0.53%	1.00%	0.75%
Return on average common equity (2)	9.98%	5.13%	8.90%	7.23%
Net interest margin – tax-equivalent (3)	4.16%	3.93%	4.11%	4.07%
Net charge-offs (recoveries) to average loans	-0.07%	0.06%	0.00%	0.15%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.24	0.24
Stated book value – common	20.73	17.78	20.73	17.78
Tangible book value – common	14.25	13.80	14.25	13.80
Common shares outstanding at end of period	24,723,929	20,119,411	24,723,929	20,119,411
Weighted average shares outstanding – basic	24,607,516	20,007,518	23,728,262	19,904,226
Weighted average shares outstanding – diluted	24,695,295	20,785,689	23,827,011	20,697,125

CAPITAL RATIOS
Tangible common equity to tangible assets	7.95%	8.03%	7.95%	8.03%
Common equity tier I capital ratio - estimated	10.33%	10.67%	10.33%	10.67%
Tier I leverage ratio	9.69%	10.22%	9.69%	10.22%
Tier I risk-based capital ratio - estimated	11.78%	12.57%	11.78%	12.57%
Total risk-based capital ratio - estimated	12.48%	13.49%	12.48%	13.49%

AVERAGE BALANCES ($ in thousands)
Total assets	$4,514,409	3,443,737	$4,269,533	3,383,253
Loans	3,404,862	2,635,707	3,211,844	2,576,605
Earning assets	4,040,257	3,127,219	3,836,125	3,073,651
Deposits	3,632,319	2,823,255	3,465,347	2,801,517
Interest-bearing liabilities	2,958,134	2,319,008	2,827,764	2,306,226
Shareholders’ equity	520,432	365,753	477,754	357,941

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Net interest income – tax-equivalent (1)	$42,341	40,609	34,881	31,837	30,888
Taxable equivalent adjustment (1)	702	693	585	544	534
Net interest income	41,639	39,916	34,296	31,293	30,354
Provision for loan losses	—	—	723	—	—
Noninterest income	12,362	11,875	9,809	9,473	5,157
Noninterest expense	34,384	35,084	32,072	28,183	27,718
Income before income taxes	19,617	16,707	11,310	12,583	7,793
Income tax expense	6,531	5,553	3,755	4,228	3,115
Net income	13,086	11,154	7,555	8,355	4,678
Preferred stock dividends	—	—	—	—	(58)
Net income available to common shareholders	13,086	11,154	7,555	8,355	4,620

Earnings per common share – basic	0.53	0.45	0.34	0.41	0.23
Earnings per common share – diluted	0.53	0.45	0.34	0.40	0.23

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At Sept. 30, 2017	At June 30, 2017	At Dec. 31, 2016	At Sept. 30, 2016	One Year Change
Assets
Cash and due from banks	$82,758	80,234	71,645	64,145	29.0%
Interest bearing deposits with banks	326,089	337,326	234,348	217,188	50.1%
Total cash and cash equivalents	408,847	417,560	305,993	281,333	45.3%

Investment securities	322,080	335,362	329,042	334,964	(3.8%	)
Presold mortgages	17,426	13,071	2,116	4,094	325.6%

Total loans	3,429,755	3,375,976	2,710,712	2,651,459	29.4%
Allowance for loan losses	(24,593)	(24,025)	(23,781)	(24,575)	(0.1%	)
Net loans	3,405,162	3,351,951	2,686,931	2,626,884	29.6%

Premises and equipment	95,762	96,605	75,351	76,731	24.8%
Intangible assets	160,301	151,256	79,475	79,995	100.4%
Foreclosed real estate	9,356	11,196	9,532	10,103	(7.4%	)
Bank-owned life insurance	88,081	87,501	74,138	73,613	19.7%
Other assets	83,822	64,118	52,284	49,530	69.2%
Total assets	$4,590,837	4,528,620	3,614,862	3,537,247	29.8%

Liabilities
Deposits:
Non-interest bearing checking accounts	$1,016,947	990,004	756,003	749,256	35.7%
Interest bearing checking accounts	683,113	728,973	635,431	593,065	15.2%
Money market accounts	793,919	781,086	683,680	658,166	20.6%
Savings accounts	396,192	411,814	209,074	207,494	90.9%
Brokered deposits	215,615	167,669	136,466	147,406	46.3%
Internet time deposits	7,995	9,779	—	—	n/m
Other time deposits > $100,000	296,006	304,716	287,939	306,041	(3.3%	)
Other time deposits	241,454	250,289	238,760	249,412	(3.2%	)
Total deposits	3,651,241	3,644,330	2,947,353	2,910,840	25.4%

Borrowings	397,215	355,405	271,394	236,394	68.0%
Other liabilities	29,880	28,234	28,014	25,065	19.2%
Total liabilities	4,078,336	4,027,969	3,246,761	3,172,299	28.6%

Shareholders’ equity
Preferred stock	—	—	—	7,287	n/m
Common stock	263,493	262,901	147,287	139,979	88.2%
Retained earnings	251,790	240,682	225,921	219,233	14.9%
Stock in rabbi trust assumed in acquisition	(3,571)	(4,257)	—	—	n/m
Rabbi trust obligation	3,571	4,257	—	—	n/m
Accumulated other comprehensive loss	(2,782)	(2,932)	(5,107)	(1,551)	79.4%
Total shareholders’ equity	512,501	500,651	368,101	364,948	40.4%
Total liabilities and shareholders’ equity	$4,590,837	4,528,620	3,614,862	3,537,247	29.8%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Yield on loans	4.84%	4.78%	4.71%	4.60%	4.52%
Yield on securities – tax-equivalent (1)	3.73%	3.55%	3.41%	3.09%	3.05%
Yield on other earning assets	1.38%	0.96%	0.86%	0.53%	0.58%
Yield on all interest earning assets	4.49%	4.38%	4.32%	4.19%	4.17%

Rate on interest bearing deposits	0.29%	0.26%	0.24%	0.24%	0.24%
Rate on other interest bearing liabilities	1.75%	1.54%	1.28%	1.15%	1.13%
Rate on all interest bearing liabilities	0.45%	0.40%	0.34%	0.33%	0.33%
Total cost of funds	0.34%	0.30%	0.26%	0.25%	0.25%

Net interest margin – tax-equivalent (2)	4.16%	4.08%	4.07%	3.94%	3.93%
Average prime rate	4.25%	4.04%	3.79%	3.55%	3.50%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Interest income – increased by accretion of loan discount	$1,745	1,968	1,360	898	822
Interest expense – reduced by premium amortization of deposits	85	103	57	38	38
Interest expense – increased by discount accretion of borrowings	(43)	(29)	(9)	—	—
Impact on net interest income	$1,787	2,042	1,408	936	860

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Nonperforming assets
Nonaccrual loans	$23,350	22,795	25,684	27,468	32,796
Troubled debt restructurings - accruing	20,330	21,019	21,559	22,138	27,273
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	43,680	43,814	47,243	49,606	60,069
Foreclosed real estate	9,356	11,196	12,789	9,532	10,103
Total nonperforming assets	$53,036	55,010	60,032	59,138	70,172
Purchased credit impaired loans not included above (1)	$15,034	16,846	19,167	—	—
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	-0.07%	-0.06%	0.13%	0.12%	0.06%
Nonperforming loans to total loans	1.27%	1.30%	1.44%	1.83%	2.27%
Nonperforming assets to total assets	1.16%	1.21%	1.35%	1.64%	1.98%
Allowance for loan losses to total loans	0.72%	0.71%	0.72%	0.88%	0.93%

(1)	In the March 3, 2017 acquisition of Carolina Bank Holdings, Inc., the Company acquired $19.3 million in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Net interest income, as reported	$41,639	39,916	34,296	31,293	30,354
Tax-equivalent adjustment	702	693	585	544	534
Net interest income, tax-equivalent (A)	$42,341	40,609	34,881	31,837	30,888
Average earning assets (B)	$4,040,257	3,989,593	3,478,525	3,214,719	3,127,219
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.16%	4.08%	4.07%	3.94%	3.93%

Net interest income, tax-equivalent	$42,341	40,609	34,881	31,837	30,888
Loan discount accretion	1,745	1,968	1,360	898	822
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$40,596	38,641	33,521	30,939	30,066
Average earnings assets (B)	$4,040,257	3,989,593	3,478,525	3,214,719	3,127,219
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.99%	3.88%	3.91%	3.83%	3.82%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At September 30, 2017, the Company had a remaining loan discount balance of $16.9 million compared to $13.2 million at September 30, 2016. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.